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                                                                EXHIBIT 99.1

                             FOR IMMEDIATE RELEASE

            MBf USA, INC. AND PLAYBOY ENTERPRISES REACH AGREEMENT
                          TO END LICENSING ARRANGEMENT

               MBf USA TO EXIT CONDOM BUSINESS BY JUNE 30, 1997

Itasca, IL - November 13, 1996 -- MBf USA, Inc. (The Nasdaq Small Cap Stock Market MBFA) (The "Company") announced its arrangement with Playboy Enterprises, Inc. ("Playboy") to terminate their license agreement under which MBf USA produced and sold Playboy(R) brand condoms in 15 countries. The agreement to phase out the relationship should allow each company to better focus on its respective core business.

Under the negotiated agreement, MBf USA will, until June 30, 1997, continue to sell Playboy condoms in the countries where it has launched the product. For a period of years, after June 30, 1997, MBf USA will be entitled to receive revenues on sales of Playboy condoms in these countries and Japan. Playboy has the right to immediately appoint new licensees in those countries where the condoms have not yet been launched.

Heng Sewn Loi, Chairman and CEO of MBf USA, said, "We are pleased to have come to this amicable settlement with Playboy. This agreement will enable MBf USA to focus on opportunities to expand its profitable and growing core AHPC latex glove business." Mr. Loi concluded, "MBf USA has spent much time and resources to develop the condom business over the past three years, which has detracted significantly from our Company's overall financial performance during that period."

Edward J. Marteka, President of MBf USA, commented, "Driven primarily by the growth of our latex glove business with its higher margin, powder-free glove line, as well as new manufacturing margins, from our recently opened Indonesian glove factory, we expect a significant improvement in overall financial performance beginning in the fourth quarter of 1996. These strengths, supplemented by the anticipated revenues from Playboy condom sales, bode well for a much improved MBf USA going forward."

This press release contains forward looking statements which involve numerous risks and uncertainties. The Company's actual results could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

MBf USA, Inc. and its subsidiaries market Glovetex(R) brand and OEM medical examination gloves in the United States.

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CONTACT

MBf USA, Inc.                             or      The Equity Group
Heng Sewn Loi, Chairman                           Tripp Whetsell (212) 836-9613
Edward J. Marteka, President                      Linda Latman (212) 836-9609
Stephen Tan, Chief Financial Officer